Exhibit 3.1

ARTICLES OF AMENDMENT

1.	The name of the Corporation is Entercom Communications Corp.

2.

The registered office of the corporation is c/o CT Corporation System. The registered office of the Corporation shall be deemed for venue and official publication purposes to be located in Dauphin County.

3.	The Corporation was incorporated under the provisions of the Business Corporation Law, Act of May 5, 1933, as amended. The date of its incorporation is October 21, 1968.

4.	The amendment shall be effective at 12:01 am, Eastern Daylight Time, on April 9, 2021.

5.	The amendment was adopted by the Corporation by the Unanimous Consent of its board of directors in accordance with 15 Pa.C.S. § 1914(c)(2)(i) and § 1727(b).

6.	The amendment adopted by the Corporation, set forth in full, is as follows:

NOW, THEREFORE, BE IT RESOLVED, that Article ONE of the Articles of Incorporation of the Company shall be amended to read in full as follows:

ONE: The name of the Corporation is Audacy, Inc.

IN WITNESS WHEREOF, the Corporation has executed these Articles of Amendment on March 30, 2021.

Entercom Communications Corp.

By:	/s/ Andrew. P. Sutor, IV
Name:	Andrew P. Sutor, IV
Title:	Executive Vice President